Contacts:	Kimberly Allen Investor Relations Manager (512) 683-6873	Jennifer Howard-Brown Media Relations Manager (512) 683-8713

National Instruments Reports Record Q2 Revenue Up 27 Percent

Quarterly Operating Income Up 70 Percent

AUSTIN, Texas -- July 27, 2004 -- National Instruments (Nasdaq: NATI) reported second quarter revenue of $127 million, an increase of 27 percent compared to the second quarter of 2003. Operating income was up 70 percent from Q2 2003 and fully diluted earnings per share (EPS) for Q2 were 14 cents with net income of $11.4 million, up 53 percent from Q2 2003. The company had strong growth in all regions with sales growth of 23 percent in Asia, 27 percent in the Americas and 30 percent in Europe. This represents the company's third consecutive quarter of record revenues.

The company also announced a quarterly dividend of 5 cents per share on its common stock payable on Aug. 30, 2004, to shareholders of record on Aug. 9, 2004. As of June 30, 2004 the company had $192 million of cash and short-term investments.

"I am very pleased with our new product execution in Q2, highlighted by record new product output from R&D," said Dr. James Truchard, NI CEO. "These new products, combined with the success of our strategic platforms including LabVIEW, PXI and Compact FieldPoint, are taking virtual instrumentation deeper into test, design and control."

"Customer response to our products continues to be strong worldwide with revenue growth across all product areas," added Truchard. "We are on track to deliver record revenues for the second half of the year as well as the full fiscal year, and we are focused on improving our operating leverage during Q3 and Q4."

Q2 2004 Highlights

  Third consecutive quarter of record revenue with 27 percent year-over-year revenue growth
  Quarterly operating income up 70 percent year-over-year
  Record number of new products in Q2 including upgrade of flagship software with LabVIEW 7.1 release
  Strong year-over-year growth for strategic platforms including LabVIEW, Compact FieldPoint and PXI
  Solid growth for core products including software, PC data acquisition, modular instruments and instrument control
  Strong customer activity levels, including a record 3.6 million visitors to ni.com
  ni.com named one of the ten best customer support sites by the Association of Support Professionals

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National Instruments Reports Record Q2 Revenue Up 27 Percent
July 27, 2004

"In Q2 we had outstanding revenue growth. While we delivered excellent operating income growth of 70 percent, we did not deliver the full operating leverage expected," said Alex Davern, NI CFO. "The strengthening of the U.S. dollar caused us to incur a $743,000 foreign exchange loss during Q2. For the second half of the year, we will be focused on continuing to grow the top line while moderating the growth in expenses to move our operating margins toward our goal of 18 percent in Q4."

Geographically, the growth of revenue in U.S. dollar terms for Q2 2004 compared to Q2 2003 was as follows: up 27 percent in the Americas, up 30 percent in Europe and up 23 percent in Asia, giving overall growth of 27 percent. In local currency terms, revenue was up 12 percent in Europe, up 19 percent in Asia and up 27 percent in the Americas for an overall local currency growth of 20 percent.

The company is expecting revenue in Q3 2004 to increase sequentially to between $127 million and $131 million. This would represent an increase of between 21 to 25 percent over Q3 2003. In Q3 2004, we expect to report total operating expenses of approximately $81 million and fully diluted EPS of between $0.13 and $0.16, up from $0.10 in Q3 2003. We are currently expecting to report record revenue for Q4 2004 and fully diluted EPS of between $0.23 and $0.26, up from $0.14 in Q4 2003.

National Instruments will hold its 10th annual NIWeek conference August 17-19, 2004 in Austin, Texas. NIWeek is a key event for launching new products and meeting with customers and strategic partners. The event will kickoff with a keynote address by Tim Dehne, senior vice president of research and development, where the company will introduce and demonstrate major new products that expand NI's market opportunity. Early registration is at record levels, with nearly 30 percent growth compared to last year. NI will hold its Analyst Day on August 17 in concert with NIWeek.

Interested parties can listen to a conference call today, July 27, 2004, beginning at 4:00 p.m. CDT, at ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #347555, from July 27, 2004, at 7:00 p.m. CDT, through Aug. 3, 2004, at 12:00 a.m. CDT.

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National Instruments Reports Record Q2 Revenue Up 27 Percent
July 27, 2004

This release contains "forward-looking statements," including statements regarding major new products expanding market opportunity, being on track to deliver record revenues, improving operating leverage in Q3 and Q4, operating margin goals, revenue, and operating expenses and earnings per share in Q3 2004. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, the ability to control expenses, fluctuations in customer demand for NI products, manufacturing inefficiencies, and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,200 employees and direct operations in 40 countries. In 2003, the company sold products to more than 25,000 companies in 90 countries. For the past five years, FORTUNE magazine named NI one of the 100 best companies to work for in America.

Readers may obtain investment information from the company's investor relations department by calling (512) 683-5090, by sending e-mail to nati@ni.com or by visiting www.ni.com/nati.

The condensed consolidated balance sheets, statements of income and cash flows to follow.

FieldPoint, LabVIEW, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports Record Q2 Revenue Up 27 Percent
July 27, 2004

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)

June 30		December 31
2004		2003
(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,199	$53,446
Short-term investments	145,708	141,227
Accounts receivable, net	85,091	77,970
Inventories, net	60,431	38,813
Other current assets	26,512	19,669
Total current assets	363,941	331,125

Property and equipment, net	150,462	151,612
Intangibles and other assets, net	42,721	42,414
Total assets	$557,124	$525,151

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$35,102	$29,567
Accrued expenses and other liabilities	46,662	46,228
Total current liabilities	81,764	75,795

Deferred income taxes, net	10,391	9,904
Total liabilities	92,155	85,699

Stockholders' equity:
Preferred stock	--	--
Common stock	788	783
Additional paid-in capital	98,707	95,070
Retained earnings	367,621	349,994
Other	(2,147)	(6,395)
Total stockholders' equity	464,969	439,452
Total liabilities and stockholders' equity	$557,124	$525,151

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National Instruments Reports Record Q2 Revenue Up 27 Percent
July 27, 2004

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)

	2004	2003	2004	2003
Net sales	$127,127	$100,165	$251,765	$199,338
Cost of sales	33,325	27,150	64,895	53,163
Gross profit	93,802	73,015	186,870	146,175

Sales and marketing	47,048	38,124	93,745	76,669
Research and development	21,345	16,876	41,335	32,127
General and administrative	9,999	8,469	19,859	16,806
Patent litigation	402	732	578	3,434
Total operating expenses	78,794	64,201	155,517	129,036

Operating income	15,008	8,814	31,353	17,139

Interest income, net	717	620	1,430	1,306
Foreign exchange gain/(loss), net	(743)	340	(746)	325
Other income, net	165	98	212	119

Income before income taxes	15,147	9,872	32,249	18,889
Provision for income taxes	3,787	2,468	8,062	4,722

Net income	$11,360	$7,404	$24,187	$14,167

Earnings per share:
Basic	$0.15	$0.10	$0.31	$0.18
Diluted	$0.14	$0.09	$0.30	$0.18

Weighted average shares
Outstanding:
Basic	78,287	77,235	78,126	76,986
Diluted	81,994	80,450	81,955	80,180

Dividend declared per share	$0.05	$--	$0.08	$--

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National Instruments Reports Record Q2 Revenue Up 27 Percent
July 27, 2004

National Instruments
Consolidated Statements of Cash Flows
(in thousands)
	Six Months Ended
	June 30,
	(unaudited)
	2004	2003

Cash flow from operating activities:
Net income	$24,187	$14,167
Adjustments to reconcile net income to net cash provided by operating activities:
Charges to income not requiring cash outlays:
Depreciation and amortization	12,058	12,390
Benefit from deferred income taxes	(1,137)	(965)
Tax benefit from stock option plans	1,807	1,315
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(7,121)	1,221
Decrease (increase) in inventory	(21,618)	3,351
Decrease (increase) in prepaid expense and other assets	(1,635)	2,511
Increase (decrease) in current liabilities	5,969	(6,978)
Net cash provided by operating activities	12,510	27,012

Cash flow from investing activities:
Capital expenditures	(6,802)	(7,759)
Capitalization of internally developed software	(3,413)	(8,432)
Additions to other intangibles	(336)	(4,323)
Purchases of short-term investments	(91,367)	(77,042)
Sales and maturities of short-term investments	86,886	50,651
Net cash used in investing activities	(15,032)	(46,905)

Cash flow from financing activities:
Proceeds from issuance of common stock	9,240	7,715
Repurchases of common stock	(7,405)	--
Dividends paid	(6,560)	___--
Net cash provided by (used in) financing activities	(4,725)	7,715

Net decrease in cash and cash equivalents	(7,247)	(12,178)
Cash and cash equivalents at beginning of period	53,446	40,240

Cash and cash equivalents at end of period	$46,199	$28,062

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